EXHIBIT 10.3

[Navigant Consulting Letterhead]

February 22, 2012

Mr. William M. Goodyear

Dear Bill:

It is with pleasure that we extend to you an offer to continue your employment with Navigant Consulting, Inc. (the “Company”) as Executive Chairman of the Company’s Board of Directors, for the period beginning on March 1, 2012 (the “Effective Date”) and ending April 30, 2014, in accordance with your amended and restated Employment Agreement, as further amended by the First Amendment thereof (“Employment Agreement”). The provisions of this letter agreement apply without regard to Section 14(a) of the Employment Agreement.

On June 1, 2012, subject to your continued employment, you will be awarded Restricted Stock Units (RSUs) with an approximate value of $1,000,000, under the Navigant Consulting, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”), subject to shareholder approval of the 2012 LTIP, and under the terms and conditions of the 2012 Restricted Stock Unit Award Agreement attached hereto (the “2012 Award Agreement”). As set forth in the 2012 Award Agreement, the RSUs granted on June 1, 2012 will vest on a monthly basis, pro rata, on the last day of each calendar month beginning June 2012 and ending April 2013.

On May 1, 2013, subject to your continued employment, you will be awarded additional RSUs with an approximate value of $1,000,000, under the 2012 LTIP and the terms and conditions of the 2013 Award Agreement attached hereto (the “2013 Award Agreement”). As set forth in the 2013 Award Agreement, the RSUs granted on May 1, 2013 will vest on a monthly basis, pro rata, on the last day of each calendar month beginning May 2013 and ending April 2014.

Shares of Company stock attributable to the vested RSUs will be distributed after your Separation from Service, at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited by application of Section 162(m) the Internal Revenue Code of 1986, as amended (the “Code”), or by the end of the calendar year in which you terminate employment.

Notwithstanding the foregoing:

(a) If the Company’s shareholders do not approve the 2012 LTIP prior to June 1, 2012, and you remain employed by the Company on that date, the Company will provide you with a cash payment equal to $1,000,000, which will be payable in equal installments, on the last day of each calendar month beginning June 2012 and ending April 2013 unless, on or prior to the date of any such monthly payment, the Company has terminated your employment for Cause (as defined in your Employment Agreement) or you have resigned from employment with the Company, in either of which cases no further payments under this paragraph (a) shall be due to you.

Mr. William M. Goodyear

February 22, 2012

(b) If the Company’s shareholders do not approve the 2012 LTIP or a similar plan prior to May 1, 2013, and you remain employed by the Company on that date, the Company will provide you with a cash payment equal to $1,000,000, which will be payable in equal installments, on the last day of each calendar month beginning May 2013 and ending April 2014 unless, on or prior to the date of any such monthly payment, the Company has terminated your employment for Cause or you have resigned from employment with the Company, in either of which cases no further payments under this paragraph (b) shall be due to you.

The payments in paragraphs (a) and (b) above, to the extent applicable, are in addition to, and not in lieu of, any other amounts to which you may be entitled under the Employment Agreement or any other plan, program, policy or arrangement of the Company (as described in Paragraph 8(d) of the Employment Agreement).

Sincerely,

/s/ Stephan James

Stephan James

Chairman of the Compensation Committee

of the Board of Directors

Accepted:	/s/ William M. Goodyear
William M. Goodyear

Date: February 22, 2012

Enclosures